                                        UNITED STATES
                              SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                                           FORM 15

CERTIFICATION  AND  NOTICE  OF  TERMINATION  OF  REGISTRATION   UNDER  SECTION  12(g)  OF  THE
SECURITIES  EXCHANGE ACT OF 1934 OR SUSPENSION  OF DUTY TO FILE REPORTS UNDER  SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number 1-4748

                        Kerzner International North America, Inc.
------------------------------------------------------------------------------------------
                    (Exact name of registrant as specified in its charter)

                               1000 South Pine Island Rd.
                                Plantation, Florida 33324
                                      954-809-2000
------------------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            8-7/8% Senior Subordinated Notes
------------------------------------------------------------------------------------------
                   (Title of each class of securities covered by this Form)

                                          None
------------------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section
                                   13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [  ]              Rule 12h-3(b)(1)(i)          [x]
Rule 12g-4(a)(1)(ii)         [  ]              Rule 12h-3(b)(1)(ii)         [  ]
Rule 12g-4(a)(2)(i)          [  ]              Rule 12h-3(b)(2)(i)          [  ]
Rule 12g-4(a)(2)(ii)         [  ]              Rule 12h-3(b)(2)(ii)         [  ]
                                               Rule 15d-6                   [  ]

Approximate number of holders of record as of the certification or notice date: 43

Pursuant to the requirements of the Securities Exchange Act of 1934 Kerzner International
North America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 14, 2003                    By: /s/ John R. Allison
                                                -------------------------------
                                                John R. Allison, Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and
Regulations under the Securities Exchange Act of 1934. The registrant shall file with the
Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.